Exhibit 10.2

MOVIE GALLERY, INC.

2008 OMNIBUS EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(Incentive Stock Options and Non-Statutory Stock Options)

By this Stock Option Agreement (the “Agreement”), Movie Gallery, Inc., a Delaware corporation (the “Company”) grants to                                          (the “Grantee”), an option (the “Option”) to purchase shares of the Company’s Common Stock, $0.001 par value per share, subject to the terms and conditions set forth below, in the attached Exhibit A hereto, and in the Movie Gallery, Inc. 2008 Omnibus Equity Incentive Plan, as may from time to time be amended (the “Plan”), all of which are an integral part of this Agreement. If a copy of the Plan is not attached to this Agreement, you may obtain one from the Company upon request. Capitalized terms used but not defined in this Agreement or Exhibit A have the meaning specified in the Plan.

This Option is not transferable except by will or the laws of descent and distribution. It is exercisable only by Grantee during Grantee’s lifetime (except in cases of incapacity) and after Grantee’s death, by Grantee’s personal representative, a person to whom the Option is transferred by will or the laws of descent and distribution, or a beneficiary designated under the Plan. This Option has been designated by the Committee as (check 1 or 2):

1.              Incentive Stock Option.

2.              Non-Statutory Stock Option.

Grant Date	____________________, 2008
Expiration Date	____________________, 2018 (not to exceed 10 years from Grant Date)
Number of Shares	_______________ Shares
Option Price	$____ per Share

This Option shall become exercisable in installments according to the schedule below:

Date Exercisable	Percentage	Number of Shares Exercisable	Cumulative Number of Shares
Before ________	0%	0	0
On or after and before
On or after and before
On or after	100%

Please indicate your acceptance of this Agreement and of the terms in the attached Exhibit A, by signing the enclosed copy in the space provided below and returning it within fifteen (15) calendar days after the Company’s delivery of this Agreement to you:

By fax to:	S. Page Todd (334) 836-3635

By mail to:	Movie Gallery, Inc.
900 West Main Street
Dothan, Alabama 36301
Attention: S. Page Todd

Your grant will become void if this acceptance is not returned as indicated above within such fifteen (15) calendar days.

MOVIE GALLERY, INC.

By:
Title:

ACCEPTED AND AGREED:

GRANTEE

Dated:                     , 2008

-ii-

EXHIBIT A

to

Movie Gallery, Inc. 2008 Omnibus Equity Incentive Plan

Stock Option Agreement

1. Manner of Exercise. This Option shall be exercised by delivery to the Company (or its authorized agent), during the period in which such Option is exercisable of (i) a written notice of Grantee’s intent to purchase a specific number of Shares pursuant to this Option, and (ii) full payment of the Option Price for such specific number of Shares (“Payment”). Payment may be made by any one or a combination of the following:

(a) cash, personal check or wire transfer;

(b) Mature Shares, valued at their Fair Market Value on the date of exercise;

(c) with the approval of the Committee, Restricted Shares held by the Grantee for at least six months prior to the exercise of the Option, each such share valued at the Fair Market Value of a Share on the date of exercise; or

(d) subject to applicable law (including the prohibited loan provisions of Section 402 of the Sarbanes-Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or other withholding taxes payable by Grantee by reason of such exercise.

Such exercise shall become effective on the earliest date on which both such notice and Payment have been actually received by the Company (which date must be before the Expiration Date). Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to the Shares deliverable upon exercise of this Option or any portion thereof unless and until a certificate issued by the Company representing such Shares is delivered to Grantee.

2. Exercise After Termination of Affiliation. This Option may be exercised only while Grantee is providing services to the Company or a Subsidiary, except that this Option may also be exercised after the date on which Grantee’s Termination of Affiliation occurs (“Termination Date”) to the extent the Option is vested and exercisable on the Grantee’s Termination Date as follows:

A. if Grantee has a Termination of Affiliation on account of Disability, Grantee may exercise the vested portion of this Option at any time during the first 365 calendar days after Grantee’s Termination Date, but not beyond the Expiration Date of the Option;

B. if Grantee has a Termination of Affiliation on account of death, Grantee’s personal representative, the person to whom the Option is transferred by will or the applicable laws of descent and distribution or beneficiary designated in accordance with the Plan, as applicable, may exercise the vested portion of this Option at any time during the first 365 calendar days after Grantee’s Termination Date, but not beyond the Expiration Date of the Option;

C. if Grantee has a Termination of Affiliation for Cause, this Option shall terminate immediately and any unexercised portion (whether or not vested) shall be forfeited immediately;

D. if Grantee has a Termination of Affiliation for any reason other than Disability, death, or Cause, Grantee may exercise the vested portion of this Option at any time during the first ninety (90) calendar days after Grantee’s Termination Date, but not beyond the Expiration Date of the Option.

The extent to which the Grantee may become vested in the Option on any Termination of Affiliation (other than for Cause) or on a Change of Control shall be governed by the terms of [identify any employment or consulting agreement providing for the Option                     , and] the Plan. The disposition of this Option on a Change of Control shall be governed by the Plan. Under no circumstances can this Option be exercised after the Expiration Date. Notwithstanding any provision in any employment or other agreement between the Grantee and the Company or a Subsidiary to the contrary, if the Grantee’s receipt of compensation and/or benefits under the terms of this Agreement and/or any other agreement (collectively, a “Payment”) would cause the Grantee to become subject to the excise tax imposed under Section 4999 of the Code, the Company shall reduce the Payment to the extent necessary to avoid the application of such excise tax, with the Grantee having the option to elect which component(s) of the Payment are so reduced. The determination that the Grantee’s Payment would the Grantee to become subject to the excise tax imposed under Section 4999 of the Code and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a Change of Control.

Unless otherwise defined under the terms of an employment agreement between the Grantee and the Company or a Subsidiary, “Cause” means (i) Grantee’s breach of this Agreement or any other agreement entered into with the Company or any of its Affiliates, or (ii) Grantee’s repeated neglect of, or refusal to fulfill, or willful misconduct in connection with, any of Grantee’s duties or obligations to the Company or under this Agreement or under any other agreement entered into with the Company or any of its Affiliates, or (iii) Grantee’s breach of any Company policy or any material policy of a Subsidiary, or (iv) Grantee’s commission of a felony or any crime which involves fraud, dishonesty, or moral turpitude, or (v) any misconduct by Grantee that results in financial detriment to, or damage to the reputation of, the Company.

3. Company’s Right to Recover Shares and Proceeds Upon Termination for Cause. Upon Grantee’s Termination of Affiliation for Cause, the Company shall have the right to recover any Shares (or the proceeds Grantee received on the disposition of any Shares) acquired by Grantee on exercise of this Option, upon repayment of the Option Price for such Shares.

4. Incentive Stock Option or Non-Statutory Stock Option. As designated on the schedule attached to this Agreement, this Option is intended to be either an Incentive Stock Option or a Non-Statutory Stock Option. If this Option has been designated an Incentive Stock Option, but, prior to Grantee’s Termination of Affiliation it fails to qualify as an Incentive Stock Option, it shall be treated as a Non-Statutory Stock Option to the extent it fails to so qualify.

5. No Other Contracts. Grantee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Grantee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Grantee is a party or by which Grantee is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

6. Taxes. The Company is not required to issue Shares upon the exercise of this Option unless Grantee first pays to the Company such amount, if any, as may be requested by the Company to satisfy any liability it may have to withhold federal, state, or local income or other taxes relating to such exercise.

7. Assignment; Benefits of Agreement; Third Party Beneficiaries. Nothing in this Agreement is intended to or shall confer any rights or remedies on any person or entity other than the parties hereto, their respective heirs and successors, and such transferees permitted under the applicable provisions of the Plan.

8. Entire Agreement; Amendments. This Agreement and other agreements, if any, referenced in this Agreement, contain the entire understanding and agreement among the parties with respect to the subject matters thereof, and supersede any prior understandings or agreements among them with respect to such subject matters. This Agreement may be amended by the Company provided that it shall not be amended by the Company so as to materially adversely affect the rights of Grantee without Grantee’s consent, unless as otherwise required or permitted under the Plan, or required to comply with securities, tax or other laws.

9. No Right to Employment or Affiliation. Grantee acknowledges and agrees that nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Grantee’s employment or affiliation with the Company at any time for any reason, nor confer upon Grantee the right to continue in the employ of or in an affiliation with the Company.

10. Tax Consultation and Tax Withholding. Grantee understands that Grantee may incur tax obligations as a result of Grantee’s purchase or disposition of Shares. Grantee agrees to consult with any tax consultants Grantee deems advisable in connection with the purchase of the Shares, and acknowledges that Grantee is not relying, and shall not rely, on the Company for any tax advice. If any taxes are required to be withheld at the time of grant or exercise of the Option, Grantee agrees to pay or otherwise arrange for payment to the Company the amount of such federal, state, and local taxes required to be withheld or collected with respect to the grant or exercise of the Option.

11. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel and Secretary. Any notice to be given to Grantee shall be addressed to Grantee at the address listed for the Grantee in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

12. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

13. Applicable Law. This Agreement shall be governed by the substantive laws of the State of Delaware, excluding its choice of law rules.

14. Headings. Headings are provided herein for convenience of reference only and are not to serve as a basis for interpretation or construction of this Agreement.

15. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same Agreement.

16. Plan Governs. This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan, as it may be construed by the Committee. The Grantee hereby acknowledges receipt of a copy of the Plan.

17. Interpretation. The interpretation of this Agreement and all matters relating thereto shall be exclusively and conclusively determined by the Committee. Any determination by the Committee shall be final and binding on all parties.